UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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KAYDON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

PROXY STATEMENT
MATTERS TO BE CONSIDERED
PROPOSAL 1.ELECTION OF DIRECTORS
PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND RELATED INFORMATION
CHANGE IN CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS BY HOLDERS OF COMMON STOCK
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
OTHER ITEMS OF BUSINESS

KAYDON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Ann Arbor, Michigan
April 7, 2009

To Our Stockholders:

The 2009 Annual Meeting of stockholders of Kaydon Corporation will be held at the corporate offices of Kaydon Corporation, Third Floor, 315 E. Eisenhower Parkway, Ann Arbor, Michigan on Thursday, May 21, 2009, at 11:00 a.m. local time for the following purposes:

(1) to elect seven members to the Board of Directors as set forth in the enclosed proxy statement, each to serve a term of one year;

(2) to ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as independent registered public accountants for the year ending December 31, 2009; and

(3) to transact such other business as may properly come before the meeting and any adjournment thereof.

Stockholders of record at the close of business on Tuesday, March 24, 2009, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

JAMES O’LEARY
President and Chief Executive Officer

THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY

You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of stockholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009:

•	This Proxy Statement and the Kaydon Annual Report to Stockholders for 2008 are available at www.proxyvote.com.

•	The 2009 Annual Meeting of Stockholders of Kaydon Corporation will be held on Thursday, May 21, 2009, at 11:00 a.m., Eastern Time, at the principal offices of Kaydon located at 315 East Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108.

•	The matters to be acted on at the 2009 Annual Meeting of Stockholders of Kaydon Corporation are:

•	Electing seven directors to serve until the Annual Meeting of Stockholders in 2010, and

•	Ratifying the selection of Ernst & Young LLP as the independent registered public accountants for Kaydon for the year ending December 31, 2009

•	Kaydon also makes available on its internet website (www.kaydon.com) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of each Committee of the Board of Directors, its Corporate Governance Principles and its Code of Ethics. Information contained on Kaydon’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Kaydon’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon specifically so provides.

•	You are invited to attend the meeting in person and if you do, you may cast your vote in person at the meeting.

KAYDON CORPORATION
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 21, 2009

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kaydon Corporation, a Delaware corporation (“Kaydon” or the “Company”), for use at the annual meeting of stockholders of Kaydon to be held on May 21, 2009, and at any adjournments or postponements thereof. Stockholders of record at the close of business on March 24, 2009, are entitled to notice of, and to vote at, the annual meeting. On March 24, 2009, we had 33,563,844 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report on Form 10-K (which includes audited consolidated financial statements for our year ended December 31, 2008), commencing on or about April 7, 2009.

Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan will receive separate voting instruction cards covering the shares held for participants in this plan. Voting instruction cards must be returned or the shares will not be voted by the trustee.

Voting Instructions

General — Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the signed proxy will be voted:

1. for the election of the seven nominees for the Board of Directors named in this Proxy Statement;

2. for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year 2009; and

3. in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by (i) executing and returning to the Secretary of Kaydon Corporation (Debra K. Crane) at the Company’s principal office or the Company’s tabulation agent (Broadridge) prior to the annual meeting either a written revocation or a proxy bearing a later date or (ii) voting in person at the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the annual meeting in the election of directors. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the annual meeting and entitled to vote on the matter is required to ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the year 2009 by the Audit Committee of the Board of Directors.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors. If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by Kaydon. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Kaydon may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. Kaydon will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

The following table sets forth information as of March 24, 2009, with respect to the beneficial ownership of Kaydon’s common stock by all persons known by us to beneficially own more than 5% of our common stock. We included ownership information for principal stockholders as provided in the most recently available Schedule 13D or Schedule 13G filed by each respective holder.

		Percentage of Issued
Name and Address	Amount and Nature of	and Outstanding
of Beneficial Owner	Beneficial Ownership	Common Stock

Columbia Wanger Asset Management, L.P(1)	1,759,800	5.13%
227 West Monroe Street Suite 3000 Chicago, IL 60606

Barclays Global Investors, NA(2)	2,153,413	6.29%
Barclays Global Fund Advisors Barclays Global Investors, Ltd. 45 Fremont Street San Francisco, CA 94105

Janus Capital Management LLC(3)	2,281,881	6.7%
151 Detroit Street Denver, CO. 80206

Notes:

(1)	Based upon its statement on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on January 27, 2009, Columbia Wanger Asset Management, L.P. has sole voting power over 1,644,000 shares; and sole dispositive power over 1,759,800 shares.

(2)	Based on joint statements on Schedule 13G filed with the SEC on February 6, 2009, these three beneficial owners, which are under common control, claim sole voting power over 1,635,285 shares and sole dispositive power over 2,153,413 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 17, 2009, Janus Capital Management LLC reports aggregate beneficial ownership of such shares together with INTECH Investment Management and Perkins Investment Management LLC and sole voting and sole dispositive power over 8,990 shares and shared voting and shared dispositive power over 2,272,891 shares.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the annual meeting:

PROPOSAL 1.  ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated for election as a director until the annual meeting of stockholders to be held in 2010 and until their respective successors are elected. Each of the following nominees is presently serving as a director of Kaydon. The Board periodically evaluates the appropriate size of the Board and will set the number of directors in accordance with the Company’s Bylaws and based on recommendations of the Corporate Governance and Nominating Committee of the Board of Directors.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Corporate Governance and Nominating Committee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Directors are elected by a plurality of votes validly cast in person or by proxy at the annual meeting, provided that a quorum is present. Shares represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as director will not be counted in determining whether a plurality of votes was obtained in such matters. If no directions are given and the signed card is returned, the persons named as proxies will vote the shares for the election of all listed nominees for director.

We recommend that you vote your shares FOR the election of the following nominees:

Nominees

The information appearing below with respect to each nominee has been furnished to Kaydon by the nominee:

Name and Age as of March 24, 2009

Mark A. Alexander (50)	Mr. Alexander has been employed for more than six years as the Chief Executive Officer of Suburban Propane Partners, L.P., a national marketer of propane, fuel oil and other refined fuels. Mr. Alexander was appointed as a director of Kaydon in July 2007 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

David A. Brandon (56)	Mr. Brandon has been Chairman and Chief Executive Officer of Domino’s Pizza, Inc. since March 1999, a company in the business of franchising and operating retail pizza delivery stores and food distribution. Mr. Brandon is a director of Domino’s Pizza, Inc., Burger King Corporation, and the TJX Companies, Inc. Mr. Brandon has been a director of Kaydon since February 2004 and is Chairman of the Compensation Committee.

Patrick P. Coyne (45)	Mr. Coyne has been employed by Delaware Investments for more than 18 years and has been its President since July 2006. Mr. Coyne is also Chairman of the Board for the Delaware Investments Family of Mutual Funds. Delaware Investments, an affiliate of Lincoln Financial Group, is a diversified asset management firm. Mr. Coyne served as a director of Lincoln National Convertible Securities Fund, Inc., and Lincoln National Income Fund, Inc. Mr. Coyne was appointed as a director of Kaydon in July 2007 and is a member of the Audit Committee.

William K. Gerber (55)	Mr. Gerber has been Managing Director of Cabrillo Point Capital LLC, a private investment fund, since January 2008. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing services company since 1998. Mr. Gerber serves as a director of AK Steel Corporation and Wolverine World Wide, Inc. He has been a director of Kaydon since October 2007 and is Chairman of the Audit Committee.

Timothy J. O’Donovan (63)	Mr. O’Donovan has been Chairman of Wolverine World Wide, Inc., a company in the business of manufacturing and marketing footwear products since April 2005 and prior to that served as their Chief Executive Officer since April 2000. Mr. O’Donovan has been a director of Wolverine World Wide, Inc. since 1993 and serves on the Board of Directors of Spartan Stores, Inc. He has been a director of Kaydon since July 2005 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. O’Donovan serves as the Board of Directors’ Lead Director.

James O’Leary (46)	Mr. O’Leary has served as President and Chief Executive Officer of Kaydon since March 2007. Prior to that, he was the Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc. since August 2003, a large national home builder. Mr. O’Leary has been a director of Kaydon since March 2005.

Thomas C. Sullivan (71)	Mr. Sullivan, retired, served as Chairman of RPM International Inc. from October 2002 until his retirement in 2008, a company which manufactures and sells consumer and industrial coatings. Prior to that, he served as the Chairman and Chief Executive Officer of RPM International Inc. since 1971 and has served as a director of RPM International Inc. since 1963. Mr. Sullivan has been a director of Kaydon since September 1998. Mr. Sullivan is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

Board of Director Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Board of Directors and each Committee of the Board of Directors individually has the authority to retain outside advisers including consultants, accountants and legal counsel as needed.

The Charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee may be accessed on the Company’s website at www.kaydon.com. The information contained on Kaydon’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Kaydon’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon specifically so provides. A copy of any one or all of the Charters may also be obtained without charge by writing to the Secretary, Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108.

Audit Committee. Kaydon’s Audit Committee currently consists of three directors: William K. Gerber (Chairman), Patrick P. Coyne and Timothy J. O’Donovan. All members of the Audit Committee are independent as such term is defined under the current listing standards of the New York Stock Exchange (“NYSE”). The Audit Committee operates pursuant to a written charter which was most recently reviewed and approved by the Board of Directors on February 18, 2009.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s:

•	Financial reporting processes, financial reports and other financial information;

•	Financial statement integrity;

•	Internal and independent audit activities;

•	Compliance with legal and regulatory requirements related to the Audit Committee Charter;

•	System of internal controls; and

•	Independent auditor’s qualifications and independence.

The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and possesses relevant financial management expertise within the listing standards of the NYSE. The Board of Directors has determined that Mr. Gerber is an “audit committee financial expert” as defined in the applicable SEC rules.

Compensation Committee. Kaydon’s Compensation Committee currently consists of three directors: David A. Brandon (Chairman), Mark A. Alexander and Thomas C. Sullivan. All members of the Compensation Committee are independent as such term is defined under the current listing standards of the NYSE. The Compensation Committee operates pursuant to a written charter which was most recently reviewed and approved by the Board of Directors on February 18, 2009.

The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s compensation arrangements including:

•	Selection, retention and compensation of elected officers and other key employees;

•	Interpreting and/or amending the Kaydon Corporation 1999 Long Term Stock Incentive Plan (“1999 Stock Plan”);

•	Considering and approving where required, major changes in compensation, benefits and/or retirement plans; and

•	Determining and approving the Chief Executive Officer’s compensation.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2008 fiscal year were David A. Brandon, Chairman, Mark A. Alexander and Thomas C. Sullivan. No member of the Compensation Committee was at any time during fiscal year 2008 or at any other time an officer or employee of Kaydon, and no member had any relationship with Kaydon requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of Kaydon has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2008.

Corporate Governance and Nominating Committee. Kaydon’s Corporate Governance and Nominating Committee (“Governance Committee”) currently consists of three directors: Thomas C. Sullivan (Chairman), Mark A. Alexander, and Timothy J. O’Donovan. All members of the Governance Committee are independent as such term is defined under the current listing standards of the NYSE. The Governance Committee operates pursuant to a written charter which was most recently reviewed and approved by the Board of Directors on February 19, 2009.

The primary function of the Governance Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s governance and nominating procedures including:

•	Identifying and recommending nominees for the Company’s Board of Directors;

•	Recommending to stockholders candidates for election or re-election to the Board of Directors at the annual meeting;

•	Annually evaluating and reviewing the performance of the Board of Directors;

•	Reviewing and considering succession plans at the Chief Executive Officer and other senior officer levels;

•	Assessing the independence of the members of the Board of Directors and its committees; and

•	Reviewing and monitoring any outside directorship held by senior company officials.

Director Candidates Recommended by Stockholders

The Governance Committee considers candidates for Board membership based on recommendations received from Board members, management and stockholders. Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Governance Committee. The initial determination will be based on information provided to the Governance Committee with any recommendation made to Kaydon, the Governance Committee’s own knowledge of the prospective candidate, and possible inquiries to persons familiar with the qualifications of the prospective candidate.

If the Governance Committee determines, in consultation with the Board of Directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Governance Committee evaluates the prospective nominee against the qualifications and standards adopted by the Governance Committee, including:

•	Ability to represent the interests of the stockholders of the Company;

•	Qualities and standards of integrity, commitment and independence of thought and judgment;

•	Independence based upon the standards of the NYSE;

•	Broad range of business experiences consistent with the Company’s diversified businesses;

•	Ability to dedicate sufficient time, energy and attention to service as a director; and

•	Contribution to the range of talent, skill and expertise appropriate for the Board of Directors.

The Governance Committee, in its judgment, also considers such other relevant factors, including the current composition of the Board of Directors, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Governance Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

In connection with this evaluation, the Governance Committee determines whether one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Governance Committee recommends to the full Board of Directors the person(s) to be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

Meeting Attendance

During 2008, Kaydon’s Board of Directors met five times for regular meetings and one time for a special telephonic meeting; the Audit Committee met six times, one of which was a telephonic meeting (each of the meetings involved the independent auditors); the Compensation Committee met five times; and the Governance Committee met four times during the year. The non-employee directors met five times in 2008 without management present. All members of the Board of Directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Committees on which they served. The Company’s policy regarding director attendance at the Company’s annual meeting of stockholders is that directors are expected to attend in person, absent compelling business or personal conflicts which prevent attendance. All of the Company’s directors attended the Company’s 2008 annual meeting.

Director Independence

During February 2009, the Board of Directors undertook its annual review of director independence based on the listing standards established by the NYSE. Under the NYSE rules, a director qualifies as independent upon the Board of Directors affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Company has adopted categorical standards to assist it in making independence determinations. Under these standards, a director’s independence will not be considered impaired solely as a result of either of the following relationships:

•	If the director is a partner or stockholder or otherwise is an equity-holder of an entity with which the Company does business, so long as purchases or sales of goods and services from or to the Company do not exceed 1% of the annual revenues of the Company or the other entity; or

•	If the director serves as an officer or director of a charitable organization to which the Company makes a donation, so long as the aggregate annual donations by the Company do not exceed 1% of that organization’s annual charitable receipts.

In addition, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Based on this review, the Board of Directors affirmatively determined that all of the directors are independent of the Company and its management under the NYSE listing standards, except for Mr. O’Leary. Mr. O’Leary is not considered an independent director because he is a senior executive of the Company.

Lead Director

The Board of Directors maintains a position of Lead Director whose responsibility is to chair the periodic sessions of the Board in which management directors and other members of management are not present, serve as a liaison between members of the Board of Directors and the Chairman and Chief Executive Officer, assist in the development of Board meeting agendas, and provide continuous communication regarding matters of import to the Chairman and Chief Executive Officer. The Lead Director since October 2007 has been Timothy J. O’Donovan.

Director Compensation

Directors who are not employees of Kaydon are paid an annual retainer of $35,000 payable in four quarterly installments and meeting fees of $2,500 for attending regular meetings of the Board of Directors; $500 for telephonic meetings of the Board of Directors; and each Committee member, including the Chairman of each Committee, receives $1,000 per Committee meeting for attending meetings of the Audit, Compensation or Governance Committee. The Chairman of the Audit Committee is paid an annual fee of $10,000 and the Chairmen of the Compensation and Governance Committees are each paid an annual fee of $5,000. The Lead Director is paid an annual fee of $20,000 payable in four quarterly installments. These amounts are shown in Table 1 — 2008 Director Compensation (see column “Fees Earned or Paid in Cash”). Directors are also entitled to reimbursement of reasonable travel expenses associated with attending Board and committee meetings. Non-employee directors do not participate in the Company’s health or retirement plans nor does the Company provide separate health or retirement plans for the non-employee directors.

Directors may elect at the beginning of each year to defer payment of their cash fees for that year under the Kaydon Corporation Director Deferred Compensation Plan (“Deferred Compensation Plan”). Deferred compensation may be credited to an interest bearing account or a Kaydon Corporation common stock “phantom stock” account which earns dividends if and when dividends are declared on Kaydon’s common stock. Payment of amounts deferred under the Deferred Compensation Plan commences when a participant ceases to be a director or at a future date elected by the director.

Non-employee directors receive options to purchase shares of common stock and shares of restricted stock pursuant to the Kaydon Corporation 2003 Non-Employee Directors Equity Plan (“2003 Directors Plan”). The 2003 Directors Plan provides that each person who is first appointed as a non-employee director within six months after an annual meeting of stockholders will be granted an option to purchase 5,000 shares of common stock on the date of appointment. The 2003 Directors Plan also provides that on the day after each annual meeting of stockholders, each non-employee director in office on that date will be granted an option to purchase 3,500 shares of common stock and 1,000 shares of restricted stock. Options granted under the 2003 Directors Plan have an exercise price equal to the fair market value per share of common stock of the Company (i.e., the closing price for common stock on the NYSE) on the day of the grant. With respect to options granted prior to May 6, 2008, on each anniversary of the date of grant, an option will become exercisable with respect to 20% of shares covered by the option, so that on the fifth anniversary of the grant an option will be fully exercisable. With respect to options granted on or after May 6, 2008 under the 2003 Directors Plan, such options will become fully vested and exercisable on the first anniversary of the grant date. All options must be exercised within ten years after the date of the grant. With respect to the restricted stock issued under the 2003 Directors Plan prior to May 6, 2008, on each January 5th after such restricted shares were granted, the restrictions will lapse as to 20% of the shares previously granted, so that on the fifth such January 5th following the grant of restricted shares, all shares covered by the grant will be free of restrictions. With respect to restricted stock issued under the 2003 Directors Plan on or after May 6, 2008, all restrictions shall lapse on the January 5th following the grant date for such award. The 2003 Directors Plan expires on April 30, 2013. Under the 2003 Directors Plan, a director who retires on or after his or her 65th birthday retains continuing vesting rights to each grant. Mr. Sullivan is eligible for this continued vesting if he were to retire. Thus, his 2008 compensation cost associated with his 2008 stock option and restricted stock grants reflects the full grant date fair value.

TABLE 1 — 2008 DIRECTOR COMPENSATION

	Fees
	Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(2)	($)(3)	($)

Mark A. Alexander(1)	$53,000	$52,310	$52,563	$157,873
David A. Brandon	55,500	80,746	70,642	206,888
Patrick P. Coyne(1)	54,000	52,310	52,563	158,873
William K. Gerber	64,000	52,310	52,983	169,293
Timothy J. O’Donovan	80,000	76,416	75,138	231,554
Thomas C. Sullivan(1)	61,500	63,120	66,793	191,413

Notes:

(1)	Messrs. Alexander, Coyne and Sullivan elected to defer their 2008 cash compensation under the terms of the Deferred Compensation Plan.

(2)	Each director listed received a restricted stock grant of 1,000 shares on May 7, 2008, which vested on January 5, 2009. The amounts shown in this column represent the dollar amounts of compensation cost recognized by the Company in 2008 with respect to restricted stock grants made in previous years as to which the restrictions have lapsed. The full grant date fair value of restricted stock granted to the non-employee directors in 2008 was

$52,310 each, based upon a per share value of $52.31 on the grant date. The aggregate number of unvested restricted shares granted under the 2003 Directors Plan and outstanding at year-end 2008 for each director was: Mr. Alexander, 1,000 shares, Mr. Brandon, 3,000 shares; Mr. Coyne, 1,000 shares; Mr. Gerber, 1,000 shares; Mr. O’Donovan, 2,400 shares; and Mr. Sullivan, 3,000 shares.

(3)	Each director listed received a stock option grant of 3,500 shares on May 7, 2008, which vests on the first anniversary of the grant date at an exercise price of $52.31 per share. All of the options were granted under the 2003 Directors Plan. The grant date fair values of the options awarded in 2008 for the non-employee directors were $49,951 each. Please refer to Note 5 to our audited consolidated financial statements for the fiscal year 2008 included in our Annual Report on Form 10-K for the assumptions used to calculate such values. The aggregate number of stock option awards granted under the 2003 Directors Plan and outstanding at year-end 2008 for each director was: Mr. Alexander, 8,500 shares; Mr. Brandon, 17,500 shares; Mr. Coyne, 8,500 shares; Mr. Gerber, 8,500 shares; Mr. O’Donovan, 15,500 shares; and Mr. Sullivan, 21,000 shares.

Stockholder Communications with Directors

Stockholders and other interested parties may communicate with non-employee directors individually or as a group by submitting comments or questions in writing to the Company’s corporate secretary at the address of our principal executive offices set forth above. The Company’s corporate secretary will forward all such communications to the Lead Director without screening or editing.

PROPOSAL 2.  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has selected Ernst & Young LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2009. Ernst & Young LLP has served as our independent auditors since 2002. The Audit Committee is asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2009.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Ernst & Young LLP.

The Board of Directors and the Audit Committee recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Registered Public Accountants for Kaydon Corporation for the fiscal year ending December 31, 2009.

Audit Fee Summary

Fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in each of the last two years, in each of the following categories are:

	2008	2007

Audit fees	$1,064,000	$1,097,000
Audit-related fees	30,000	37,000
Tax fees	294,000	201,000
All other fees	0	0

Total fees	$1,388,000	$1,335,000

Audit fees include fees associated with the annual audit, reviews of the quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters, when requested, and consents related to filings with the SEC. Audit-related fees principally include accounting consultation related to possible acquisitions and financial reporting standards, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including international tax services.

Auditor Independence

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Ernst & Young LLP’s independence.

All audit related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policies and Procedures for the Pre-Approval of Audit and Non-Audit Services provide for pre-approval of audit, audit-related, tax and other services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately pre-approved.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee (“Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008, which include the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2008 and 2007, and related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto.

The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters disclosed in the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included and/or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing by the Company with the SEC. The Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

William K. Gerber (Chairman)
Patrick P. Coyne
Timothy J. O’Donovan

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents information regarding the beneficial ownership of Kaydon’s common stock by each member of the Board of Directors, by the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group as of March 24, 2009. Except as noted below, each person exercises sole voting and investment power with respect to such shares.

	Amount and Nature of
	Beneficial Ownership	Percentage
Name and Address	of Common Stock(1)	Owned

Mark A. Alexander	7,764	*
David A. Brandon	20,300	*
Patrick P. Coyne	10,785	*
William K. Gerber	6,000	*
Timothy J. O’Donovan	15,000	*
Thomas C. Sullivan	34,365	*
James O’Leary	281,756	*
Anthony T. Behrman	9,629
Kenneth W. Crawford	60,690	*
Peter C. DeChants	71,473	*
John R. Emling	70,942	*
All executive officers and directors as a group (12 people)	601,333	1.8%

Notes:

*	Less than one percent.

(1)	Includes (a) restricted shares awarded under the 1999 Stock Plan subject to possible forfeiture (120,000 shares for Mr. O’Leary; 9,000 shares for Mr. Behrman, 18,450 shares for Mr. Crawford; 30,100 shares for

Mr. DeChants; and 33,120 shares for Mr. Emling; totaling 222,670 shares for all executive officers of the Company as a group); (b) restricted shares awarded under the Company’s 2003 Directors Plan subject to possible forfeiture (1,200 shares for Mr. Brandon; 600 shares for Mr. O’Leary; 1,000 shares for Mr. O’Donovan; and 1,200 shares for Mr. Sullivan; totaling 4,000 shares for all directors as a group); (c) shares which may be acquired on or before May 24, 2009, upon the exercise of stock options issued under the Company’s stock option plans (4,500 shares for Mr. Alexander; 113,900 shares for Mr. O’Leary; 13,300 shares for Mr. Brandon; 4,500 shares for Mr. Coyne; 4,500 shares for Mr. Gerber; 10,000 shares for Mr. O’Donovan; 16,800 shares for Mr. Sullivan; 2,000 shares for Mr. DeChants; 4,000 shares for Mr. Emling, totaling 173,500 shares for all directors and executive officers of the Company as a group); (d) shares held in accounts in the Kaydon Corporation Employee Stock Ownership and Thrift Plan (289 shares for Mr. Crawford; and 606 shares for Mr. Emling); and (e) phantom shares outstanding under the Deferred Compensation Plan (1,264 shares for Mr. Alexander; 1,285 shares for Mr. Coyne; and 13,965 shares for Mr. Sullivan). Holders have sole voting but no investment power over restricted shares and exercise neither voting nor investment power over unexercised option shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) reviews the Company’s and Compensation Committee’s compensation policies and decisions with respect to the Company’s named executive officers (“NEOs”) listed in Table 2 — Summary Compensation.

Compensation Objectives and Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the continuing success of the Company. The program seeks to align executive compensation with the Company’s objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•	Incent and reward performance that leads to the long-term enhancement of stockholder value;

•	Support an environment that rewards performance with respect to Company goals, as well as Company-wide performance;

•	Integrate compensation programs with the short and long-term strategic plans of the Company;

•	Attract and retain key executives critical to the success of the Company and ensure that the compensation program reflects current labor market and industry conditions; and

•	Align the interests of executives with the long-term interests of stockholders through equity award opportunities that can result in ownership of Company stock.

Compensation Program Components

The compensation program of the Company for the Chief Executive Officer and other NEOs is under the direction of the Compensation Committee and is reviewed on a periodic basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation program for the NEOs are set forth in more detail below.

The Compensation Committee utilizes publicly available professional compensation surveys to make informed decisions regarding pay and benefit practices. Surveys are also prepared by management and used to periodically ensure that the Company’s compensation program remains competitive. The data utilized by the Compensation Committee may include studies and recommendations of independent outside consultants engaged from time to time by the committee. During fiscal 2008, the Compensation Committee engaged Towers Perrin to review market trends and peer company practices to assist it in evaluating the Company’s executive compensation programs for fiscal 2008. Towers Perrin reports directly to the Compensation Committee.

The Compensation Committee and the Company seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of similarly sized manufacturers in similar industries. To ensure that the total compensation package offered to NEOs is competitive and appropriate for the Company’s financial position, the Compensation Committee periodically reviews the total compensation of each NEO, including the value of prior stock awards and value accruing under the Company’s benefit plans. Such total compensation value is assessed in determining the relative mix of compensation for each NEO and any adjustment to base salary or other elements of compensation going forward.

Role of Management and the NEOs in Determining Executive Compensation

In setting compensation each year, the Compensation Committee consults with certain members of the executive management team, including the Chief Executive Officer. The executive management team assists the Compensation Committee in evaluating business results, current pay practices of similarly-situated employers, compensation trends, and relevant market data provided in compensation surveys and/or provided by compensation consultants, if any. At the request of the Compensation Committee, the Chief Executive Officer and other executive officers also assist in assessing the individual performance of each NEO, including for purposes of promotion, changes to compensation and the setting of future goals.

The Chief Executive Officer is actively involved in recommending for Compensation Committee approval base pay, short-term and long-term incentive compensation awards, changes to existing compensation programs and performance targets for his executive team, including the NEOs. The executive management team, along with members of the Finance and Human Resources groups, works with the Chief Executive Officer to design and develop appropriate compensation programs for recommendation to the Compensation Committee. Generally, the Compensation Committee approves compensation for each fiscal year in February of such year. Equity awards, if any, are also granted with Compensation Committee approval at that time.

Executive Agreements

In 2007, the Company entered into an employment agreement with Mr. O’Leary in connection with his appointment as President and Chief Executive Officer. The Compensation Committee approved the employment agreement for Mr. O’Leary as part of arms-length negotiations with him over the terms of his joining the Company and concluded that the terms of his employment agreement were appropriate within the Company’s compensation philosophy, containing appropriate elements of short-term and long-term incentives.

On January 27, 2009, the Company entered into an Employment Continuation, Consulting and Non-compete Agreement (“Consulting Agreement”) with Mr. Crawford, who resigned his position as Senior Vice President, Chief Financial Officer and Corporate Controller effective January 27, 2009. Under the Consulting Agreement, Mr. Crawford will continue to be employed as Senior Vice President, Chief Accounting Officer during an interim period expiring on June 30, 2009. Following the interim period, Mr. Crawford will be available to provide consulting services to the Company, if needed. The Compensation Committee concluded that the compensation provided to Mr. Crawford under the Consulting Agreement was appropriate given the changes being made to his duties and responsibilities.

The Company’s other NEOs do not have employment agreements and are employed “at will”. However, the Company has entered into change-in-control compensation agreements (“CICC Agreements”) with Messrs. Behrman, Emling, DeChants and Crawford. The CICC Agreements protect income for these executives in the case of a change-in-control (as defined in the CICC Agreements) of the Company. The Compensation Committee deemed these NEOs would likely be among those executives involved in due diligence decisions regarding and/or successful implementation of merger/acquisition activity and at risk for job loss if a takeover occurs. The Board of Directors believes it is in the best interests of the Company and its stockholders to maintain such agreements in order for the Board of Directors to be able to receive and rely upon the executive’s advice and counsel as to the best interests of Kaydon and its stockholders without concern that the executive might be distracted or influenced by the personal uncertainties and risks created by merger and/or acquisition proposals or threats. The CICC Agreements were approved by the Board of Directors as reasonable termination compensation for the executive officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business during any potential change-in-control activity. The CICC Agreements require a double trigger of both commencement of an effort to effect a change-in-control and a qualifying termination of employment for the payment of termination benefits. The Compensation Committee believed a double trigger appropriate in that it would protect the executive from unexpected job loss precipitated by a change-in-control, while preventing excessive benefit from a change-in-control where a job loss does not occur. See Table 8 — Potential Payments upon Change-in-Control or Termination and “CEO Employment Agreement” for additional information regarding the terms of these agreements.

Base Salaries

Base salaries for NEOs are initially determined by the Compensation Committee at levels deemed appropriate to attract the level of responsibility, expertise, skills, knowledge and experience necessary for the specific position, taking into account other elements of the Company’s compensation package. Annually, thereafter, base pay is determined by an assessment of the NEO’s sustained performance, the impact of such performance on the results of the Company, and such salary’s competitive relationship to industry and market level considerations within the ranges the Compensation Committee considers reasonable and necessary for that job. In recognition of general market and economic conditions and after review of information provided by Towers Perrin, no changes were made to any NEO’s base salary for 2008.

Annual Incentives

In 2005, the non-employee directors of the Board adopted the Kaydon Corporation Executive Management Bonus Program (“Bonus Program”) designed to provide bonus compensation to designated employees if the Company’s financial goals are achieved. Following the Company’s annual/strategic planning process, the Compensation Committee approves an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) performance goal for the Company for the upcoming fiscal year for use under the Bonus Program. EBITDA was selected as the appropriate financial measure because the Company considers this non-GAAP measure to be an important indicator of the Company’s core operating earnings before noncash accounting effects. (EBITDA equals net income plus depreciation and amortization, less net interest income, plus income tax expense.) The fiscal year 2008 performance goal was based on the prior year’s financial performance, as well as projections for the coming fiscal year.

The Bonus Program for fiscal year 2008 provided designated executive officers, including the NEOs, with an opportunity to receive cash bonuses of up to 60% (100% in the case of the CEO) of their base annual salary if 100% of the Company’s EBITDA performance goal was achieved. No bonus would be earned if achievement was 90% or less of the performance goal, and up to 100% of the individual’s base annual salary (200% in the case of the CEO) would be earned if the Company’s performance goal was exceeded by up to 10%. An individual may not earn a bonus of more than 100% (200% in the case of the CEO) of their base annual salary. In February, 2008, the Compensation Committee and the Board of Directors approved the target EBITDA under the Bonus Program for fiscal year 2008. The Compensation Committee and the Board of Directors believe the 2008 EBITDA target was appropriately challenging to achieve and yet provided appropriate incentive for performance, in that it required significantly improved financial performance. For fiscal year 2008, the Compensation Committee determined that the Company’s EBITDA did not exceed 90% of the target EBITDA that had been established for purposes of the Bonus Program. As a result, no annual incentive bonuses were payable to the NEOs under the Bonus Program. The Company does not publicly disclose its EBITDA performance target, as this information is highly confidential and disclosure would cause competitive harm.

Pursuant to the Bonus Program, the Compensation Committee may also grant a discretionary cash bonus of up to 25% of the individual’s base salary which could be awarded in addition to, or in lieu of, the EBITDA-based bonus. The Compensation Committee believes that the discretion element of the Bonus Program is important in that it provides the committee with the ability to provide appropriate compensation to individual high performers in years when the Company’s financial performance does not result in sufficient rewards in order to retain these performers. Notwithstanding the fact that no bonuses were earned under the Bonus Program, the Compensation Committee made no discretionary cash bonus awards to NEOs for fiscal year 2008.

Long-Term Equity Incentive Program

The stockholder-approved 1999 Stock Plan provides for the grant of stock options, restricted stock awards and other types of equity awards for executive officers (including NEOs), and other key managers and selected employees. The objectives of the 1999 Stock Plan are to align management and stockholder interests by creating a strong and direct long-term relationship between executive compensation and stockholder returns. The Compensation Committee believes that by providing those individuals who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company common stock, the best interests of stockholders, executive officers and key managers are more closely aligned. The Compensation Committee generally provides that equity incentive awards vest over periods of five years which furthers the long-term goals of these awards, promotes retention and spreads compensation expense over a longer term.

If equity incentives are awarded to NEOs, the grant is based upon the perceived incentive it will provide and the benefits that the grant may have on long-term stockholder value. Further, the determination of the size of the grant is based upon the seniority and contribution of the NEO.

In fiscal year 2008, the Company granted stock options to Messrs. O’Leary, Crawford, DeChants and Emling, and made restricted stock awards to Mr. O’Leary and all four other NEOs. See Table 3 — Grants of Plan-Based Awards for more detailed information regarding the equity incentive awards made in fiscal year 2008.

Other Compensation

The Company pays for each NEO’s parking expense at Company headquarters in Ann Arbor; uninsured health care costs; certain air travel club membership fees; and certain memberships in professional organizations if deemed supportive of the Company’s business. In addition, the Company paid a life insurance premium for Mr. O’Leary as required by his employment agreement. See Table 2 — Summary Compensation and Table 7 — All Other Compensation and Perquisites During 2008 for additional information.

Retirement Plan and Supplemental Executive Retirement Plan

The Company maintains the Kaydon Corporation Retirement Plan (“Retirement Plan”), a non-contributory defined benefit retirement plan for certain of the Company’s and U.S. Subsidiaries’ salaried and hourly employees, including the NEOs.

The Company also maintains the Kaydon Corporation Supplemental Executive Retirement Plan (“SERP”). The SERP is a nonqualified supplemental pension plan for executives selected by the Board of Directors or the Compensation Committee that provides pension benefits in excess of those provided by the Retirement Plan discussed above. Mr. O’Leary is currently the only NEO participating in the SERP.

For further information regarding the Retirement Plan and SERP, see Table 6 - Pension Benefits.

Actions Regarding Executive Compensation Taken After End of Fiscal Year 2008

This section provides a summary of the compensation-related decisions and actions that were taken after the end of fiscal year 2008. The Compensation Committee follows a long-standing practice of approving bonus, restricted stock and stock option awards during the first quarter of each fiscal year, based on the previous year’s performance. On February 19, 2009, the Compensation Committee met and approved the grant of non-qualified options to acquire Kaydon common stock under its 1999 Stock Plan to the NEOs in the following amounts: Mr. O’Leary (50,000 options); Mr. Behrman (7,500 options); Mr. Emling (10,000 options); and Mr. DeChants (15,000 options). The options vest over five years.

In addition, the Compensation Committee approved the following restricted stock awards under the 1999 Stock Plan to the NEOs in the following amounts: Mr. O’Leary (40,000 shares); Mr. Behrman (5,000 shares); Mr. Emling (5,000 shares); and Mr. DeChants (12,500 shares). The restricted stock awards vest over five years.

On February 19, 2009, the Compensation Committee also approved amendments to the Company’s Bonus Program that adjusted the method of calculating bonuses paid to participants for 2009 and thereafter. Under the amended Bonus Program, the Compensation Committee will continue to establish an EBITDA performance goal at the beginning of each fiscal year. If the Company achieves EBITDA greater than 85% and up to 100% of the performance goal, designated executive officers will receive cash bonuses of up to 60% (100% in the case of the CEO) of their base annual salary, pro rated for each percentage that EBITDA exceeds 85% of the performance goal. Participants will not earn a bonus if achievement is 85% or less of the performance goal, and may earn up to 100% (200% in the case of the CEO) of the individual’s base annual salary if the Company achieves EBITDA greater than 100% of the performance goal, pro rated for each percentage that EBITDA exceeds 100% and up to 110% of the performance goal. An individual may not earn a bonus of more than 100% (200% in the case of the CEO) of their base annual salary.

Accounting and Tax Effects

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to the NEOs to the extent that the compensation exceeds $1 million per year unless such compensation is pursuant to qualifying performance-based plans approved by stockholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock options, restricted stock, and other transactions under the 1999 Stock Plan.

The Compensation Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Compensation Committee will continue to consider ways to maximize deductibility of executive compensation to the extent reasonably practicable, while retaining the discretion the Compensation Committee deems necessary to compensate NEOs in a manner commensurate with the performance of Kaydon, the competitive environment, and the best interests of the Company and its stockholders.

Likewise, in setting compensation, the Compensation Committee considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Kaydon’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply. The Internal Revenue Service provided a transition relief period through December 31, 2008 to bring benefit arrangements into compliance with Section 409A. Therefore, the Compensation Committee undertook a review, with advice of counsel, of all of the Company’s arrangements to ensure compliance in advance of such deadline. As a result, in fiscal year 2008, certain of Kaydon’s compensation and benefit plans and agreements were further amended to facilitate each plan’s or agreement’s compliance with Section 409A. The amendments approved by the Board of Directors included (i) replacement of certain defined terms with terms meeting the requirements of Section 409A and modification of the definition of “change of control” for purposes of Mr. O’Leary’s SERP benefits; (ii) inclusion of a six-month delay in payment in situations where payments would otherwise not be compliant with Section 409A; and (iii) inclusion of a gross up provision in Mr. O’Leary’s employment agreement related to 409A non-compliant payments to conform such agreement with the provisions set forth in the CICC Agreements, among other changes made to ensure compliance with Section 409A.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

David A. Brandon (Chairman)
Mark A. Alexander
Thomas C. Sullivan

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following tables, narratives and footnotes describe the total compensation and benefits for Kaydon’s Named Executive Officers for fiscal years 2008, 2007 and 2006.

TABLE 2 — SUMMARY COMPENSATION

Table 2 sets forth a summary of all forms of compensation accrued by Kaydon for financial reporting purposes with respect to fiscal years 2008, 2007 and 2006 for our principal executive officer, and principal financial officer serving during fiscal year 2008, and our three other most highly compensated executive officers who were serving as such at the end of the year (“Named Executive Officers” or “NEOs”).

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Discretionary	Stock	Option	Incentive Plan	Compensation	All Other
Name and			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year		($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

James O’Leary	2008		$700,000	0	$1,194,263	$736,189	$0	$1,083,102	$48,140	$3,761,694
President, Chief	2007	(7)	525,000	0	968,175	475,500	571,238	2,413,530	302,810	5,256,253
Executive Officer and	2006		0	0	0	0	0	0	0	0
Chairman of the Board
Kenneth W. Crawford	2008		250,000	0	357,876	19,129	0	43,140	6,091	676,236
Senior Vice President,	2007		222,500	0	328,112	0	165,000	12,354	3,708	731,674
Chief Financial Officer,	2006		185,000	0	260,394	0	185,000	13,988	6,036	650,418
Corporate Controller and Assistant Secretary(8)
John R. Emling	2008		325,000	0	551,944	38,259	0	45,879	11,461	972,543
Senior Vice President	2007		316,538	0	496,704	0	214,500	11,384	18,333	1,057,459
and Group President,	2006		305,000	0	383,525	0	305,000	13,764	28,255	1,035,544
Former Chief Operating Officer(9)
Peter C. DeChants	2008		285,000	0	336,684	19,129	0	40,979	1,040	682,832
Senior Vice President,	2007		278,653	0	364,093	0	188,100	15,383	790	847,019
Corporate Development	2006		270,000	0	273,173	0	270,000	15,888	6,803	835,846
And Strategy and Treasurer(8)
Anthony T. Behrman	2008		200,000	0	42,460	0	0	9,954	79,404	331,818
Vice President	2007		11,538	0	0	0	0	0	0	0
Human Resources	2006		0	0	0	0	0	0	0	0

Notes:

(1)	Includes amounts contributed by the officer into the Company’s 401(k) plan.

(2)	During 2008, 2007, and 2006 no discretionary bonuses were awarded.

(3)	The amounts shown in this column are the dollar amounts that are required to be recognized in 2008, 2007 and 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The amounts included in respect of awards granted prior to 2006 are based on the modified prospective transition method of compliance with SFAS No. 123(R). Please refer to Note 5 to our audited consolidated financial statements for fiscal year 2008 included in our Annual Report on Form 10-K for the assumptions used to calculate such values.

(4)	For presentation purposes, any non-equity incentive compensation is shown in the fiscal year when the relevant performance measures are satisfied, although it is generally paid the following year.

(5)	In 2008, the measurement date for calculating the pension value was changed from September 30th to December 31st, in accordance with SFAS 158. Therefore, amounts in this column represent the increase in benefits over the fifteen (15) month period from September 30, 2007 to December 31, 2008. There are no amounts related to Nonqualified Deferred Compensation Earnings for any NEO for 2008.

(6)	Includes (i) healthcare expense reimbursements under a Kaydon plan for certain executive officers (for presentation purposes in this table are shown as being reimbursed in the same year the expense was incurred), (ii) payments for membership fees in airline clubs and other professional organizations; (iii) annual amounts paid for parking at the Company’s headquarters in Ann Arbor, Michigan, and (iv) reimbursement of annual fees for work related credit cards. With respect to Mr. Behrman, the amount includes a $75,000 signing bonus. With respect to Mr. O’Leary, the amount also reflects reimbursement of expenses of his attorney fees associated with amendments to his employment agreement to comply with legislative changes, the annual life insurance premium per his employment agreement, and the one-time use of a charter aircraft for a personal emergency to allow a previously scheduled Board of Directors meeting to be held as planned.

(7)	Does not include any compensation received by Mr. O’Leary prior to March 23, 2007, for his services as a director of Kaydon.

(8)	In January 2009, Mr. Crawford resigned his position as Senior Vice President and Chief Financial Officer, assuming the position of Senior Vice President, Chief Accounting Officer until June 30, 2009. At that time, Mr. DeChants was appointed Senior Vice President, Chief Financial Officer.

(9)	Mr. Emling’s title was changed to Senior Vice President and Group President in October 2008.

TABLE 3 — GRANTS OF PLAN-BASED AWARDS

Table 3 sets forth information about awards made to the NEOs during 2008 under the 1999 Stock Plan and the Bonus Program. The non-equity incentive plan awards consist of cash incentive bonuses contingent upon the achievement of Company earnings targets. The stock based awards consist of shares of restricted stock and stock options that vest ratably in installments over a five-year period. See “Compensation Discussion and Analysis — Annual Incentives and — Long-Term Equity Incentive Program”.

					All Other Stock	All Other Option	Exercise or
		Estimated Future Payouts Under			Awards: Number	Awards: Number	Base Price	Grant Date
	Grant Date	Non-Equity Incentive Plan Awards(1)			of Shares of	of Securities	of Option	Fair Value
	of Stock	Threshold	Target	Maximum	Stock or Units	Underlying Options	Awards	of Stock and
Name	Awards	($)	($)	($)	(#)	(#)	($/Sh)(2)	Option Awards(3)

James O’Leary	2/14/08				25,000			$1,061,500
	2/14/08					45,000	$42.46	491,897
		$70,000	$700,000	$1,400,000
John R. Emling	2/14/08				10,000			424,600
	2/14/08					20,000	42.46	218,621
		19,500	195,000	325,000
Peter C. DeChants	2/14/08				7,000			297,220
	2/14/08					10,000	42.46	109,310
		17,100	171,000	285,000
Kenneth W. Crawford	2/14/08				7,000			297,220
	2/14/08					10,000	42.46	109,310
		15,000	150,000	250,000
Anthony T. Behrman	2/14/08				5,000			212,300
		12,000	120,000	200,000

Notes:

(1)	Amounts shown in the table represent potential amounts that could be earned based on achieving 91%, 100% and 110% of the EBITDA target set by the Compensation Committee for fiscal year 2008 under the Bonus Program. Actual amounts paid, if any, are disclosed and reported in Table 2 - Summary Compensation as Non-Equity Incentive Plan Compensation.

(2)	The 1999 Stock Plan provides that no option may be granted with an exercise price that is below the closing price of the shares as reported on the New York Stock Exchange on the date such option is granted. The closing price of Kaydon common stock on 2/14/08 was $42.46.

(3)	The assumptions used to calculate these amounts are included in Note 5 to our audited consolidated financial statements for the fiscal year 2008 included in our Annual Report on Form 10-K.

TABLE 4 — OUTSTANDING EQUITY AWARDS AT YEAR-END

Table 4 sets forth information concerning all outstanding awards of restricted stock and option grants made to the NEOS during prior years which were outstanding as of December 31, 2008. The market value of shares presented in this table is based on the year end closing price of Kaydon stock as quoted by the New York Stock Exchange ($34.35).

								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards:				Market	Number of	Market or
			Number of				Value of	Unearned	Payout Value
	Number of	Number of	Securities			Number of	Shares or	Shares, Units	of Unearned
	Securities	Securities	Underlying			Shares or	Units of	or Other	Shares,
	Underlying	Underlying	Unexercised	Option		Units of Stock	Stock That	Rights That	Units or
	Unexercised	Unexercised	Unearned	Exercise	Option	That Have	Have Not	Have Not	Other Rights
	Options (#)	Options (#)	Options	Price	Expiration	Not Vested	Vested	Vested	That Have
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	Not Vested ($)

J. O’Leary	2,100	1,400		$27.35	5/6/15	106,000	$3,641,100
	1,400	2,100		41.59	5/13/16
	50,000	200,000		43.03	3/22/17
		45,000		42.46	2/14/18
K.Crawford		10,000		42.46	2/14/18	28,700	985,845
P. DeChants		10,000		42.46	2/14/18	27,000	927,450
J. Emling		20,000		42.46	2/14/18	44,240	1,519,644
A. Behrman						5,000	171,750

Notes:

(1)	Vesting dates of unvested awards are:

Mr. O’Leary:	With respect to option awards, 9,000 shares become exercisable on 2/14/09; 50,000 shares on 3/23/09; 9,000 shares on 2/14/10; 50,000 shares on 3/23/10; 9,000 shares on 2/14/11; 50,000 shares on 3/23/11; 9,000 shares on 2/14/12; 50,000 shares on 3/23/12; and 9,000 shares on 2/14/13. With respect to stock awards (restricted stock grants) 5,000 shares vest on 1/5/09; 20,000 shares on 3/23/09, 5,000 shares on 1/5/10; 20,000 shares on 3/23/10, 5,000 shares on 1/5/11, 20,000 shares on 3/23/11, 5,000 shares on 1/5/12, 20,000 shares on 3/23/12, and 5,000 shares on 1/5/13. As a non-employee director prior to March 2007, Mr. O’Leary has unvested stock awards that vest as follows: 400 shares on 1/5/09; 400 shares on 1/5/10; and 200 shares on 1/5/11. As a non-employee director prior to March 2007, Mr. O’Leary has unvested option awards that vest as follows: 700 shares on 5/6/09; 700 shares on 5/13/09; 700 shares on 5/6/10; 700 shares on 5/13/10; and 700 shares on 5/13/11.
Mr. Emling:	With respect to option awards, 4,000 shares will become exercisable on 2/14/09, 4,000 shares on 2/14/10, 4,000 shares on 2/14/11, 4,000 shares on 2/14/12 and 4,000 on 2/14/13. With respect to stock awards, 16,120 shares vest on 1/5/09; 13,120 shares on 1/5/10; 8,000 shares on 1/5/11, 5,000 shares on 1/5/12; and 2,000 on 1/5/13.
Mr. DeChants:	With respect to option awards, 2,000 shares will become exercisable on 2/14/09; 2,000 shares on 2/14/10; 2,000 shares on 2/14/11; 2,000 shares on 2/14/12; and 2,000 shares on 2/14/13. With respect to stock awards, 9,400 shares vest on 1/5/09, 7,400 shares on 1/5/10, 5,400 shares on 1/5/11, 3,400 shares on 1/5/12, and 1,400 shares on 1/5/13.
Mr. Crawford:	With respect to option awards, 2,000 shares will become exercisable on 2/14/09, 2,000 shares on 2/14/10, 2,000 shares on 2/14/11, 2,000 shares on 2/14/12; and 2,000 shares on 2/14/13. With respect to stock awards, 10,250 shares vest on 1/5/09, 8,250 shares on 1/5/10, 5,400 shares on 1/5/11, 3,400 shares on 1/5/12, and 1,400 on 1/5/13.
Mr. Behrman:	With respect to stock awards, 1,000 shares vest on 1/5/09, 1,000 shares on 1/5/10, 1,000 shares on 1/5/11, 1,000 shares on 1/5/12, and 1,000 shares on 1/5/13.

TABLE 5 — OPTION EXERCISES AND STOCK AWARDS VESTED DURING 2008

Table 5 sets forth information concerning the number of shares of restricted stock awarded in prior years to the NEOs with respect to which restrictions lapsed during the year 2008, and the value of such shares at the time that such restrictions lapsed. No NEO exercised any stock options during 2008.

	Stock awards
	Number of
	Shares acquired	Value Realized
	On Vesting	On Vesting
Name	(#)	($)(1)

James O’Leary	30,400	$1,355,760
Kenneth W. Crawford	10,450	534,518
John R. Emling	15,720	804,078
Peter C. DeChants	12,000	613,800
Anthony T. Behrman	0	0

Notes:

(1)	Based upon the market price ($44.51) of Kaydon stock at the close of the NYSE on 3/23/08, the vesting date with respect to 30,000 shares granted to Mr. O’Leary; and based upon the market price ($51.15) of Kaydon stock at the close of the NYSE on 1/5/08, the vesting date for all other stock awards.

TABLE 6 — PENSION BENEFITS

Table 6 sets forth for each NEO the actuarial present value of the NEO’s accumulated benefit under the Retirement Plan and the SERP, computed as of December 31, 2008. The present value of accumulated benefits is based on each NEO’s number of Years of Credited Service (as defined and calculated under that plan). The assumptions used to determine the present value of accumulated benefits are shown below. The Company also provides employees with the opportunity to defer income pursuant to the Kaydon Corporation Employee Stock Ownership and Thrift Plan, a defined contribution 401(k) plan, but Kaydon does not provide any matching or profit sharing contributions to the NEO’s under this 401(k) plan. Thus, the Retirement Plan and SERP are the only plans that provide monthly payment of benefits at retirement to the NEOs.

The assumptions used to determine the present value of accumulated benefits are the following: The discount rate for the Retirement Plan and the SERP is 6.25% for December 31, 2008 calculations; each NEO will retire at age 65; and their life expectancy is based on the “Retired Pensioners 2000 Combined Healthy” mortality table.

		Number	Present	Payments
		of Years	Value of	During
Executive		Credited	Accumulated	Last Fiscal
Officer Name	Plan Name	Service(#)	Benefit($)	Year ($)

James O’Leary	Retirement Plan	1.833	$18,239	$0
	SERP(1)	13.666	3,478,393	0
Kenneth W. Crawford	Retirement Plan	9.833	139,610	0
	SERP	n/a	0	0
John R. Emling	Retirement Plan	10.333	156,338	0
	SERP	n/a	0	0
Peter C. DeChants	Retirement Plan	6.333	116,998	0
	SERP	n/a	0	0
Anthony T. Behrman	Retirement Plan	1.083	9,954	0
	SERP	n/a	0	0

Notes:

(1)	Mr. O’Leary is entitled to additional Credited Service equal to the amount of Credited Service earned under the Retirement Plan, subject to a maximum total Credited Service of 30 years. Currently, this provides Mr. O’Leary 11.833 additional Years of Credited Service in excess of his actual years of service with the Company. This increases the present value of his accumulated benefit under the SERP from $398,125 to $3,478,393.

Retirement Plan.

Benefits under the Retirement Plan are based on years of service and final average compensation, which is the average annual compensation for the three highest consecutive calendar years during the ten most recent calendar years. Participants in the Retirement Plan earn one Year of Credited Service for each calendar year that they complete at least 1,000 hours of service, up to a maximum of 30 Years of Credited Service. An annual life annuity amount is determined based on the following formula: 1% times final average compensation plus 0.58% times final average compensation in excess of Covered Compensation, times Years of Credited Service. Covered Compensation is the average of social security wage bases in effect during the 35-year period ending in the calendar year in which the participant attains social security retirement age. Final average compensation covered by the Retirement Plan in a calendar year includes base salary, overtime pay, commissions, incentive compensation payments, amounts that are deferred under the Company’s 401(k) plan, and dividends on non-vested restricted stock grants. Normal retirement age under the Retirement Plan is age 65. Participants may commence benefits at age 55 or later with at least 10 Years of Vesting Service. A participant must have five Years of Vesting Service to be eligible for a benefit.

SERP.

The SERP provides retirement, early retirement, disability and death benefits based on the benefit formula and other plan terms contained in the Retirement Plan applied to all compensation, including compensation not counted under the Retirement Plan, and applied to service credit determined under the Retirement Plan, as increased by additional grants of service credit as described below. The SERP benefit is then reduced by benefits actually provided under the Retirement Plan. The SERP permits the Board of Directors or the Compensation Committee to grant additional service credit to selected participants on a discretionary basis. In 2007, the Committee credited Mr. O’Leary with an additional ten Years of Credited Service under the SERP. In addition to any discretionary years of service, participants earn one Year of Credited Service for each calendar year that they complete at least 1,000 hours of service, up to a maximum of 30 Years of Credited Service. The annual life annuity amount is determined in the same manner as in the Retirement Plan.

The SERP’s benefits are based on years of service and final average compensation, which is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years.

TABLE 7 — ALL OTHER COMPENSATION AND PERQUISITES DURING 2008

Table 7 sets forth information concerning the amounts accrued as expenses by Kaydon during 2008 with respect to the “all other compensation” column appearing in Table 2 — Summary Compensation.

	Perquisites	Insurance
	and Other	Premiums &
	Personal Benefits	Reimbursements	Total
Name	($)(1)	($)(2)	($)

James O’Leary	$43,800	$4,340	$48,140
Anthony T. Behrman	75,580	3,824	79,404
John R. Emling	420	11,041	11,461

Notes:

(1)	Payments for membership fees in airline clubs and other professional organizations; annual amounts paid for parking at the Company’s headquarters in Ann Arbor, Michigan, and reimbursement of annual fees for work related credit cards. With respect to Mr. Behrman, the amount includes a $75,000 signing bonus. With respect to Mr. O’Leary, the amount also reflects reimbursement of expenses for attorney fees associated with amendments to his Employment Agreement to comply with legislative changes, and the one-time use of a charter aircraft for a personal emergency to allow a previously scheduled Board of Directors meeting to be held as planned.

(2)	Includes healthcare costs incurred and expense reimbursements under a Kaydon plan for certain executive officers and for presentation purposes in this table amounts are shown as being reimbursed in the same year the expense was incurred. It also includes Mr. O’Leary’s life insurance premium per his employment agreement.

TABLE 8 — POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Mr. O’Leary’s employment agreement and the CICC Agreements provide for payments upon a change-in-control to the NEO subject to such agreements.

If at any time during the period beginning with the commencement of an attempt to affect a change-in-control and ending within three years after a change-in-control occurs, Mr. O’Leary’s employment is terminated by Kaydon other than for Cause, or if he voluntarily terminates his employment for Good Reason, he will be entitled to receive certain accrued obligations and other accrued benefits plus an amount equal to three times the sum of (a) his current annual base salary plus (b) the higher of his highest annual bonus paid during the three prior years or the target bonus for the year of termination and he will also continue to participate in Kaydon’s benefit plans until the earlier of the three year anniversary of such termination or the date he becomes employed elsewhere. In addition, in such a circumstance, all stock options, restricted stock awards, long-term incentive plan awards and any other benefits that are subject to vesting based on continued employment shall automatically become vested, unrestricted and/or exercisable, as the case may be. Mr. O’Leary will also be entitled to full outplacement services up to a maximum of $50,000 and additional Years of Credited Service under the Kaydon SERP.

The CICC Agreements require a double trigger of both a change-in-control and a qualifying termination of employment for the payment of termination benefits. In the case of a qualifying termination of employment of the executive during the period beginning with the commencement of an attempt to affect a change-in-control and ending within three years after a change-in-control, then the Company will provide the executive with the following amounts:

•	a lump sum payment equal to three times (or, in the case of Mr. Behrman, one times) the greater of (a) base salary for the year in which termination occurs, or (b) base salary for the preceding calendar year; plus a lump sum payment equal to three times (or, in the case of Mr. Behrman, one times) the greater of (a) the average bonus paid over the most recent three-year period or (b) the target bonus level in effect for the year in which termination occurs;

•	all amounts to which the person is entitled under the Kaydon incentive compensation plans, including awards for the prior year that have not been paid at the time of termination plus 1/12 of the greater of (a) the projected incentive plan award for the year in which termination occurs or (b) the person’s incentive award for the most recently ended year, for each full or partial month prior to termination in the year of termination;

•	payment of the actuarial equivalent of the executive’s vested accrued benefit under the Company’s SERP, with the person’s award becoming fully vested and with additional credit provided for in such plan being given under certain circumstances; and

•	continued coverage under the life insurance, medical and dental insurance and accident and disability insurance plans of Kaydon until the earlier of (a) three years, or, in the case of Mr. Behrman, one year, from the date of termination of employment, (b) normal retirement date or (c) the date on which the person obtains comparable insurance at no greater cost to the person than was the case at Kaydon (the three year (or, in the case of Mr. Behrman, one year) limit does not apply to terminated executives that are 55 or older at the time of the change-in-control and are fully vested under the Retirement Plan).

In addition, the CICC Agreements provide for immediate acceleration of vesting and exercisability of all outstanding stock option, stock appreciation rights, restricted stock awards or other similar incentive compensation rights, full outplacement services to a maximum cost of 15% of the person’s base salary for the year preceding the year of termination and an additional “gross-up” payment to offset the effect, if any, of excise tax and the state and federal income and employment taxes resulting from this additional excise tax imposed on such lump sum payment. If the terminated executive is required to incur attorney’s fees and expenses to enforce his rights under the CICC Agreement, the Company will also reimburse the person for such amounts.

For purposes of Mr. O’Leary’s Employment Agreement and the CICC Agreements, except as otherwise provided in such agreements for certain purposes, such as for benefits payable under the SERP, a “Change-in-Control” means any of the following:

1) The failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board of Directors;

2) The acquisition by any Person (as that term is used in Section 13(d)(3) of the Exchange Act) other than an Excluded Holder of beneficial ownership of 20% or more of the voting power of Kaydon’s outstanding securities;

3) The approval by the Kaydon stockholders of a reorganization, merger or consolidation unless with a “Permitted Successor”; or

4) The approval by Kaydon stockholders of a complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets other than to a Permitted Successor.

With respect to Mr. O’Leary’s employment agreement, for determining benefits under the SERP, and with respect to the CICC Agreements for determining SERP benefits and other certain purposes, the definition of a “Change in Control” means any of the following:

1) The failure of the Continuing Directors within any 12-month period to constitute at least a majority of the members of the Board;

2) The acquisition by any Person (within the meaning of Rule 13(d)(3) of the Exchange Act) of the Company’s stock representing more than 50% of the total fair market value or total voting power of the Company’s outstanding stock;

3) The date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) stock of the Company possessing 30% or more of the total voting power of the Company’s outstanding stock; or

4) The date any Person (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) substantially all of the assets of the Company (or, in the case of the CICC Agreements, the date any Person (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition).

A “Continuing Director” (except as otherwise provided for purposes of SERP and certain other benefits) is a director approved by two-thirds of the individuals then constituting the Board of Directors. A “Permitted Successor” is a corporation which satisfies the following criteria: 60% or more of the common stock (or, in the case of the CICC Agreements, 50% in an asset sale) is owned by substantially all of the persons who were owners of Kaydon’s stock immediately prior to the change-in-control; no other person directly or indirectly owns 20% or more of outstanding common stock; and the majority of the Board of Directors is comprised of Continuing Directors. A “Permitted Successor” for purposes of SERP and, in the case of the CICC Agreements, certain other benefits, is an entity which satisfies the following criteria: a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company; a subsidiary; a person that owns 50% or more of the Company’s outstanding stock; or an entity, at least 50% of the total value or voting power of which is owned by a person described (in paragraph 3 above) in the definition of Change in Control.

The following table summarizes the executive benefits and payments that would have been due to the Chief Executive Officer and the other continuing NEOs upon termination in connection with a Change-in-Control of 50% or more of the voting power of Kaydon’s outstanding securities, had such an event occurred on December 31, 2008.

CHANGE IN CONTROL

Benefits and Payments Upon
a Change-in-Control	J. O’Leary		K. Crawford	J. Emling	P. DeChants	A. Behrman

Base salary(1)	$2,100,000		$750,000	$975,000	$855,000	$200,000
Bonus payments(1)	$2,100,000		$483,200	$739,100	$652,500	$120,000
Incentive compensation(1)	$571,238		$165,000	$214,500	$188,100	$0
Actuarial value of SERP Benefits	$4,443,281	(2)	$0	$0	$0	$0
Number of stock options Vested(3)	248,500 shs		10,000 shs	20,000 shs	10,000 shs	0 shs
and value upon termination(4)	$9,800		$0	$0	$0	$0
Number of shares of restricted stock	106,000 shs		28,700 shs	44,240 shs	27,000 shs	5,000 shs
and value upon termination(5)	$3,641,100		$985,845	$1,519,644	$927,450	$171,750
Outplacement services	$50,000		$37,500	$48,750	$42,750	$30,000
Value of insurance benefits(6)	$30,764		$29,677	$27,865	$40,371	$38,926
Excise tax gross-up payments	$1,849,612		$117,993	$164,816	$101,939	$0
Total	$14,795,795		$2,569,215	$3,689,675	$2,808,110	$560,676

Notes:

(1)	Reflects salary, bonus and incentive compensation payments due in the event of the executives’ termination under the terms of their Change-in-Control Compensation Agreements or Employment Agreement, as the case may be.

(2)	Mr. O’Leary would receive 13.666 years discretionary service and additional service earned under the SERP. The valuation is based upon total service of 30 years of service.

(3)	Includes 200,000 option share grant pursuant to Mr. O’Leary’s employment agreement at an exercise price of $43.03, 45,000 option share grant made to Mr. O’Leary at an exercise price of $42.46, and 3,500 option shares he received as a non-employee director prior to March 2007 (2,100 at an exercise price of $41.59 and 1,400 at an exercise price of $27.35); 10,000 option share grant made to Mr. Crawford at an exercise price of $42.46; 20,000 option share grant made to Mr. Emling at an exercise price of $42.46; and 10,000 option share grant made to Mr. DeChants at an exercise price of $42.46.

(4)	Represents the difference in the option exercise price as reflected in footnote 3 above and the closing price per share of Kaydon common stock on December 31, 2008 ($34.35).

(5)	Calculated using the closing price per share of Kaydon common stock on December 31, 2008 ($34.35).

(6)	Represents health insurance, short-term and long-term disability insurance, and life insurance premiums. Assumes costs increase 10% in 2010 and 2011 and each executive receives insurance coverage for three years.

Termination of CEO Pursuant to the Terms of his Employment Agreement

Pursuant to the terms of his Employment Agreement, Mr. O’Leary is entitled to payments and certain benefits upon a termination of his employment by the Company other than for Cause or by Mr. O’Leary for Good Reason. The following summarizes the benefits and payments that would be due Mr. O’Leary upon termination by the Company other than for Cause or by Mr. O’Leary for Good Reason if such termination had occurred on December 31, 2008:

Benefits and Payments to
Mr. O’Leary Upon Termination
Other Than for Cause or	Amount of Benefit
for Good Reason	or Payment

Base salary and bonus(1)	$2,542,476
Highest annual bonus payment(2)	$571,238
Insurance benefits(3)	$19,398
Number of stock options vested(4)	118,000 shs
Value upon termination(5)	$0
Number of shares of restricted stock(6)	50,000 shs
Value upon termination(6)	$1,717,500
Actuarial value of SERP benefits(7)	$245,716
Excise tax gross-up payment	$0

Total	$5,096,328

(1)	Mr. O’Leary’s Employment Agreement provides for the payment, in a lump sum in cash, of an amount equal to two times the sum of his annual base salary ($700,000) and the Highest Annual Bonus ($571,238). According to the Employment Agreement, the Highest Annual Bonus is equal to the highest of the aggregate bonuses paid under all of the Company’s annual incentive and/or bonus plans during the prior three full fiscal years.

(2)	Mr. O’Leary is entitled to a prorated amount of the Highest Annual Bonus, depending on his date of termination. If he had been terminated on December 31, 2008, he would have been entitled to payment in an amount equal to the Highest Annual Bonus, which, in this case, would be equal to his bonus for fiscal year 2007.

(3)	Represents health insurance, short-term and long-term disability insurance and life insurance premiums for two years.

(4)	Represents the number of stock options that would have become vested or exercisable within the two year period immediately following the date of termination. Includes 50,000 shares at an exercise price of $43.03 that would have become exercisable on 3/23/09; 50,000 shares at an exercise price of $43.03 that would have become exercisable on 3/23/10; 9,000 shares at an exercise price of $42.46 that would have become exercisable on 2/14/09; and 9,000 shares at an exercise price of $42.46 that would have become exercisable on 2/14/10.

(5)	Represents the value, if any, of the options as of December 31, 2008, but only to the extent the option exercise prices as reflected in footnote 4 above exceed the closing price per share of Kaydon common stock on December 31, 2008 ($34.35). Based on this calculation, the options have no value because the option exercise prices exceed the closing price per share on December 31, 2008.

(6)	Represents the number of restricted shares that would have become vested within the two year period immediately following the date of termination. Calculated using the closing price per share of Kaydon common stock on December 31, 2008 ($34.35).

(7)	Represents annualized SERP benefit payment.

Termination of CEO and other NEOs Caused by Death, Disability, or Retirement

The following summarizes executive benefits and payments that would be due the CEO and other NEOs upon termination if such termination had occurred on December 31, 2008, caused by death, disability, or retirement. See discussion regarding “Retirement Plan”, “SERP” and “Long-Term Equity Incentive Program” for information regarding each plan and factors to be taken into account when determining the amounts shown below.

Benefits and Payments Upon
Termination	J. O’Leary	K.W. Crawford	J.R. Emling	P.C. DeChants	A.T. Behrman

Death
Retirement Plan(1)	$0	$7,070	$7,451	$6,636	$0
SERP(2)	118,374	N/A	N/A	N/A	N/A
Life Insurance	(3)	(3)	(3)	(3)	(3)
Equity Incentives	(4)	(4)	(4)	(4)	(4)
Non-Equity Incentives	(11)	(11)	(11)	(11)	(11)
Disability
Retirement Plan(5)	$0	$70,429	$69,107	$0	$0
SERP(6)	187,599	N/A	N/A	N/A	N/A
Life Insurance	(3)	(3)	(3)	(3)	(3)
STD/LTD	(7)	(7)	(7)	(7)	(7)
Equity Incentives	(4)	(4)	(4)	(4)	(4)
Non-Equity Incentives	(11)	(11)	(11)	(11)	(11)
Retirement
Retirement Plan(8)	$0	$30,002	$31,620	$19,629	$0
SERP(9)	245,716	N/A	N/A	N/A
Life Insurance	(10)	(10)	(10)	(10)	(10)
Equity Incentives	(4)	(4)	(4)	(4)	(4)
Non-Equity Incentives	(11)	(11)	(11)	(11)	(11)

Notes:

(1)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. If the NEO was vested in the Retirement Plan at death but was not yet receiving benefits under the Plan, benefits are paid to the surviving spouse of the executive as required by law in the form of a spousal survivor annuity commencing as early as when the executive would have attained early retirement eligibility under the Plan. If the executive was receiving benefits under the Retirement Plan at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects each NEO’s surviving spouse’s annual benefit had he died on December 31, 2008 and assumes the participant and spouse are the same age. Benefits under the Retirement Plan would be paid monthly. As of December 31, 2008, Messrs. O’Leary and Behrman were not vested in the Retirement Plan.

(2)	If the executive was vested in the SERP at death but was not yet receiving benefits under the SERP, benefits (computed here with any potentially applicable additional credit under the SERP) are paid to the surviving spouse of the executive in the form of a spousal survivor annuity commencing at the earliest time payment of the survivor benefit under the Retirement Plan could commence. If the executive was receiving benefits under the SERP at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects Mr. O’Leary’s spouse’s annual benefit at December 31, 2008 and assumes the participant and spouse are the same age. Benefits under the SERP would be paid monthly.

(3)	Life Insurance (an insured benefit provided by the Company) would be payable to the named beneficiary at 150% of the NEO’s annual earnings as of the preceding December 1, up to a maximum life insurance amount of $450,000. During disability, Life Insurance continues at the level on the last day worked for up to 52 weeks, then, if eligible for long term disability benefits, in accordance with Note 10 below. In addition Mr. O’Leary’s beneficiary would receive $2,000,000 in accordance with the Life Insurance policy per his Employment Agreement.

(4)	Upon death or disability unvested restricted stock grants will immediately vest (restrictions will lapse) and such shares are released to the designated beneficiary. Upon retirement at age 65, the restrictions imposed in each grant continue to lapse in accordance with the terms of each grant. See Tables 3 — Grants of Plan-Based Awards and 4 — Outstanding Equity Awards at Year-End above.

(5)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. Disability Retirement Benefits are payable under the Plan in various annuity forms of payment at the later of normal or early retirement eligibility and the date the Company’s long term disability benefits cease, and are computed using earnings prior to last day worked and by assuming Years of Credited Service as though the plan participant had continued to work to normal retirement date under the Plan provided the participant has attained 10 Years of Vesting Service as of the disability date under the Retirement Plan. Using December 31, 2008 as the disability date, Mr. Crawford and Mr. Emling were vested in the Retirement Plan. No other NEO has attained 10 Years of Vesting Service. Although not eligible for a Disability Benefit, the NEOs would receive a deferred vested benefit at age 65 in the event of termination of employment due to disability. Messrs. O’Leary and Behrman were not vested in the Retirement Plan on December 31, 2008. Benefits under the Retirement Plan would be paid monthly.

(6)	Disability Retirement Benefits are payable under the SERP in various annuity forms of payment at the later of separation from service and attainment of age 65 and are computed by assuming Years of Credited Service as though the participant had continued to work to normal retirement eligibility under the Plan and by crediting any applicable additional credit under the SERP. Although the table presents annualized benefits, SERP benefits are paid monthly.

(7)	Short-Term Disability provided by the Company provides 13 weeks at 100% of salary as of the NEO’s last day worked, 80% of salary for the next 13 weeks, and 66 2/3% of salary for the next 26 weeks. If the disability continues, Long-Term Disability (an insured benefit provided by the Company) provides the NEO 60% of his/her monthly salary as of his/her last day worked (up to a maximum benefit of $14,000 per month) less deductible sources of income (such as workers compensation, social security disability benefits, etc) until age 65.

(8)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. Benefits are payable under the Retirement Plan in various annuity forms of payment at early or normal retirement eligibility. As of December 31, 2008, Messrs. O’Leary and Behrman were not vested in the Retirement Plan. Although the table presents the benefits in a Life Annuity form and as an annualized payment, the Retirement Plan benefits would be paid monthly.

(9)	In the case of retirement other than in connection with a change in control, benefits are payable under the SERP in various annuity forms of payment at early or normal retirement eligibility. Benefits are calculated here by crediting any potentially applicable additional credit under the SERP.

(10)	If an NEO has a minimum of fifteen years of service at retirement, he would be eligible to receive life insurance equal to 100% of the NEO’s annual base salary at retirement, but no more than $50,000, and reduces after the first full year of retirement by 10% on each January 1 to a minimum amount of 10% of the initial insurance coverage at the end of ten years, or $2,500, whichever is greater.

(11)	Upon death, disability or retirement, the NEO’s non-equity incentive bonus as reflected in Table 2 will be paid to the NEO’s beneficiary, estate or former participant, as the case may be.

Voluntary/Involuntary Termination

Other than benefits payable pursuant to the terms of employment or change-in-control agreements, or pursuant to compensation plans described in this Table 8, a voluntary or involuntary termination of an NEO would result in his losing all Company provided pay and benefits at the time of termination. Details regarding equity incentive awards and benefits under the Retirement Plan and SERP are described below:

•	Retirement Plan. Benefits are payable under the Retirement Plan in various annuity forms of payment following a voluntary or involuntary termination of employment after vesting under the Plan. Benefits are paid at early or normal retirement eligibility.

•	SERP. In the case of voluntary or involuntary termination of employment other than in connection with a change in control and provided the NEO did not forfeit the benefit, benefits are payable under the SERP to a vested participant in various annuity forms of payment at the later of separation from service and attainment of age 65. Benefits are calculated by crediting any potentially applicable additional credit under the SERP.

•	Equity Incentives. In the case of voluntary or involuntary termination of employment, shares of restricted stock and stock options previously awarded still subject to restrictions are forfeited and returned to the Company.

CEO Employment Agreement

In March 2007, Kaydon entered into an employment agreement with Mr. O’Leary in connection with his appointment as President and Chief Executive Officer. The employment agreement was amended and restated effective October 23, 2008 to conform to certain requirements of Section 409A of the Internal Revenue Code. The employment agreement provides for an annual base salary of not less than $700,000 and provides that Mr. O’Leary will participate in the Kaydon SERP and will be eligible for SERP benefits immediately upon termination of his employment for any reason. In addition, he received ten years of additional credited service under the SERP and he will receive an additional day of credited service for each day of actual credited service (up to the maximum of 30 Years of Credited Service permitted under the SERP). If Mr. O’Leary’s employment is terminated as a result of his death or disability, he or his beneficiary will be entitled to receive, in addition to any compensation, bonus and benefits accrued or deferred and unpaid as of the date of termination, an amount equal to a portion of the highest annual bonus paid to him during the three years prior to termination (prorated based on number of days worked in the year of termination). If Kaydon terminates Mr. O’Leary for Cause, he will receive an amount equal to his then current base salary through the effective date of termination to the extent unpaid, any compensation previously deferred and benefits required under the Company’s benefit plans and programs. If he voluntarily terminates his employment without Good Reason, he will be entitled to receive any compensation, bonus and benefits accrued or deferred and unpaid as of the date of termination.

If Mr. O’Leary’s employment is terminated by the Company other than for Cause, or if Mr. O’Leary voluntarily terminates his employment for Good Reason, he will be entitled to receive his accrued obligations, prorated bonus and his other benefits as in termination for death or disability, and an additional amount equal to twice the sum of his annual base salary, and his highest annual bonus paid during the three years prior to the year of termination, and he will also continue to participate in Kaydon’s benefit plans until the earlier of the two year anniversary of such termination or the date he becomes employed elsewhere. In addition, in such a circumstance, all stock options, restricted stock awards, long term incentive plan awards and any other benefits that are subject to vesting during the two year period from the date of termination based on continued employment shall automatically become vested, unrestricted and/or exercisable, as the case may be.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kaydon’s “Code of Business Conduct and Ethics for Directors, Officers and Employees,” deals with conflicts of interest and requires each director and executive officer to disclose to the Chairman of the Audit Committee (or, in the case of the Chairman of the Audit Committee, that he or she disclose to the Lead Director) the possible occurrence of any transaction in which the Company will be a participant and which would be required to be disclosed in the Company’s proxy statement under current SEC proxy regulations because the director, executive officer or related person has a direct or indirect material interest in the proposed transaction. Disclosure must be made prior to the time the proposed transaction is approved or authorized on behalf of Kaydon. Upon such disclosure, the proposed transaction will be reviewed by a committee comprised of two non-employee directors none of whom shall have any direct or indirect material interest in the proposed transaction, to determine whether the proposed transaction is fair to the Company. If this committee determines that the transaction would not be fair to the Company, Kaydon will not enter into the proposed transaction.

There are no relationships or related party transactions requiring disclosure under applicable SEC rules.

PROPOSALS BY HOLDERS OF COMMON STOCK

If any stockholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2010, the proposal must be received by the Company by December 8, 2009, which is the date that is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal should be sent to the Secretary of the Company at its executive offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.

In addition, if any stockholder intends to present a proposal for consideration at the Annual Meeting in 2009, in accordance with the procedures set forth in the Company’s Bylaws, prior written notice of a stockholder’s intention to present such a proposal must have been given to the Secretary of the Company not later than 90 days prior to the first anniversary of the date of the 2008 Annual Meeting, or February 5, 2009. No such proposals were received. Such notice must contain the information required by the Company’s Bylaws, and the presiding officer of the Annual Meeting may refuse to entertain any stockholder proposals that do not comply with these Bylaw provisions or were not provided in a timely manner.

Any stockholder entitled to vote at an Annual Meeting of stockholders at which directors are to be elected may nominate a person for election to the Board of Directors by following the procedures in the Company’s Bylaws. Such nominations may be made by notice in writing to the Secretary of the Company received at the Company’s executive offices not less than 90 days prior to the date of the meeting or, if less than 40 days notice of the date of the meeting is given to stockholders, such notice of nominations must be received at the Company’s executive offices not later than close of business on the tenth day after the day notice of the meeting was mailed. Such notice shall provide for each person the stockholder proposes to nominate all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and, as to the stockholder, their name and address as they appear on the Company’s books and the class and number of shares of Kaydon’s capital stock beneficially owned. Any nomination not made in accordance with the procedures in the Company’s Bylaws shall be disregarded at the Annual Meeting of stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires each director and certain officers of Kaydon, and any person or entity that owns more than 10% of Kaydon common stock to file with the SEC, by a specified date, certain reports of ownership and changes in ownership of Kaydon’s common stock. Stockholders who own more than 10% of Kaydon common stock are required to furnish to Kaydon copies of all reports they file under Section 16(a). The Sarbanes-Oxley Act of 2002 mandates that most of these reports under Section 16(a) must be filed by the second day after the event that gave rise to the required filing has occurred. Based upon a review of reports that were filed by Kaydon’s directors and officers and written representations from those directors and officers that no other reports were required, the Company believes that during fiscal year 2008 its directors and officers complied with all such requirements.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s chairman, chief executive officer, president, chief financial officer, chief accounting officer, and any person who performs similar functions; and intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its website at www.kaydon.com. The Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees, which is available on the Company’s website at www.kaydon.com. Also the Company has adopted Corporate Governance Guidelines, which are available on its website at www.kaydon.com and in print, without charge, to any stockholder who requests them. The information contained on Kaydon’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Kaydon’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon specifically so provides.

OTHER ITEMS OF BUSINESS

Management does not intend to present any further items of business at the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

DEBRA K. CRANE
Secretary

April 7, 2009

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
Except” and write the number(s) of the
The Board of Directors recommends that you				nominee(s) on the line below.
vote “For” the following.
1. Election of Directors	☐	☐	☐

Nominees
01 Mark A. Alexander	02 David A. Brandon	03 Patrick P. Coyne	04 William K. Gerber	05 Timothy J. O’Donovan
06 James O’Leary	07 Thomas C. Sullivan

The Board of Directors recommends you vote FOR the following proposal(s).	For	Against	Abstain

2 Ratification of the appointment of Ernst & Young LLP, the Company’s independent registered public accountants for the year ending December 31, 2009;	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full	HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor	☐	☐
title as such. Joint owners should each sign personally. All holders must	communications in a single package per household.
sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

KAYDON CORPORATION
Annual meeting of Shareholders, May 21, 2009
Solicited on Behalf of the Board of Directors of Kaydon
Corporation
The undersigned hereby appoints JAMES O’LEARY and DEBRA K. CRANE and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation which will be held at the offices of Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan on Thursday May 21, 2009 at 11:00 AM, Eastern time, and at any adjounment thereof.
Mark A. Alexander, David A. Brandon, Patrick P. Coyne, William K. Gerber, Timothy J. O’Donovan, James O’Leary, and Thomas C. Sullivan, have been nominated for election as Directors. Your vote for the seven directors may be indicated below.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, this proxy will be voted FOR the election of all nominees as Directors. To insure this proxy is properly executed, each stockholder should review the Proxy Statement section entitled Voting Instructions, and the vote requirements described in the section relative to Proposal No. 2 of the Proxy Statement before marking this card.
Continued and to be signed on reverse side